EXHIBIT 23.1

KPMG & Associados - Sociedade de Revisores Oficiais de Contas, S.A. Edificio Monumental Av. Praia da Vitória, 71-A, 11° 1069-006 Lisboa Portugal	Telefone: +351 210 110 000 Fax: +351 210 110 121 Internet: www.kpmg.pt

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report included herein dated July 18, 2011 and to the reference to our firm under the heading “Experts” in the prospectus.

Lisbon, July 28, 2011

KPMG & Associados – Sociedade de Revisores Oficiais de Contas, S.A.

KPMG & Associados - Sociedade de Revisores Oficiais de Contas, S.A., a Portuguese company and a member firm of the KMPG network of independent member firms affiliated with KMPG International Cooperative (“KMPG International”), a Swiss entity.	KPMG & Associados - S.R.O.C., S.A. Capital Social: 2.840.000 Euros - Pessoa Colective No PT 502 161 078-Inscrito na O.R.O.C. No 189-Inscrito na C.M.V.M. No 9093	Matriculada na Conservatória do registo Comercial de Lisboa sob o No PT 502 161 078